Exhibit 99.1

Sentry Petroleum Ltd

999 18th Street, Suite 3000

Denver CO 80202

Phone 1-866-680-7649

invest@sentrypetroleum.com

www.SentryPetroleum.com

It has been nearly twenty months since our last correspondence and much has changed in the intervening period. I am pleased to provide you with this important update at an exciting time in Sentry Petroleum’s development.

Sentry was founded with a clear mandate to capitalize on Asia’s booming appetite for energy. As you may know, China has just surpassed America as the world’s largest energy user however, China’s challenge is the rapid depletion of its own energy supplies. Official Chinese estimates forecast complete exhaustion of its oil and coal reserves by 2018 and 2032, respectively. This is grave news for the Chinese but, as you will discover in the enclosed corporate update, it’s a potential bonanza for Sentry.

China now buys more energy and resources from Australia than any other country. ‘Supra-National’ Chinese firms like Sinopec and PetroChina are quietly buying all the energy assets they can get their hands on. But competition is fierce – multinational energy firms like Shell, British Gas and ConocoPhillips are also pouring billions of dollars into Queensland, Australia. These cash-rich companies are paying significant premiums in ‘tit for tat’ bidding wars for small Coal Seam Gas (CSG) companies. A staggering $200 billion in CSG related acquisitions have been made in the last twelve months alone near or adjacent to our leases.  (See Corporate Update – Pure Energy Ltd. – Anatomy of a Buy-Out – to see how well we are positioned.)

For Sentry and its Shareholders, this is great news and it gets even better.  The Government of Queensland just awarded us EPC 1758, a much coveted coal seam gas lease right in the heart of the action, making Sentry one of the largest leaseholders in the area (10,600 sq. miles total).  We now have a lock on all the hydrocarbon rights in our leases.  We have commenced a pre-drilling geophysical study on EPC 1758 and will announce our 2010-2011 drilling schedule in the next several weeks.

Even though the world continues to change, some things remain the same, like the unyielding principles of fair treatment, hard work and dedication – the very same principles that enabled us to build Sentry Petroleum from a ‘back-of-the-napkin’ idea to a company now positioned in the heart of one of the globe’s most phenomenal energy booms. You may not know this, but not one member of Sentry’s management team has drawn a salary or sold a single share of stock since the company’s inception.  We feel this is a testament to our commitment to shareholders and the Company’s founding principles.

On behalf of the Board, I thank you for your patience and support and in particular, entrusting us with a portion of your hard-earned dollars.  We value your faith in us, and trust your commitment to Sentry will soon be rewarded.

Faithfully,

On Behalf of the Board of Directors

Alan Hart

Founder

P.S. – As we embark on this much-anticipated drilling campaign, events will unfold quickly. We encourage all shareholders to stay abreast of breaking news by entering their email address online.

Mergers and Acquisitions Update

2010 – Queensland, Australia

The mergers and acquisitions trend continues to boom in Queensland Australia. Fueled by China’s rapidly growing energy demands, major international energy companies are paying increasingly higher prices for well-placed junior companies. The magnitude of acquisitions on permits near or adjacent to our leases is now measured in the billions of dollars. Large independents like Royal Dutch Shell and ConocoPhillips have been the primary buyers but increasingly Asia’s largest energy conglomerates are out-bidding them. Chinese Government backed ‘Super-Nationals’ PetroChina, SinoPec and CNOOC (the Chinese National Offshore Oil Company) are paying premiums to secure hydrocarbon assets in Queensland.

The table below represents a small sampling of the size of these acquisitions. ConocoPhillips’ $8 Billion acquisition of 50% of junior coal seam gas (CSG) operator Origin Energy Ltd. represents one of the more significant transactions. However, the biggest returns tend to be made by early investors in small development stage energy companies.

Case in point, early Investors who backed CSG operator Arrow Energy Ltd.’s startling ascent will earn roughly 22 times their investment from the Shell-PetroChina joint acquisition. Queensland Gas Ltd. recently rewarded their early backers with 27 times their investments. But neither of these successes equals the windfall shareholders secured in the buy-out of CSG junior - Pure Energy Ltd. (see opposite Anatomy of a Billion Dollar Buy-out). Investors who got in early on Pure Energy received a staggering 40 times their investment.

So what is fuelling these ever-larger buy-outs? Two words: China and Energy. The biggest energy companies in the world are paying fantastic prices for Coal Seam Gas in their efforts to satisfy China’s insatiable demand for energy. These companies have the capital and experience to convert the CSG into Liquid Natural Gas, all for sale to Asia and China.

Mergers & Acquisitions

CSG Acquisitions	VALUE	INVESTOR RETURN
BG Group Acquisition of Pure Energy	$1.0 B	40 ×
Queensland Gas Acquisition of Sunshine Gas	$2.1 B	17 ×
Shell-PetroChina Acquisition of Arrow Energy	$3.9 B	22 ×
BG Group Acquisition of Queensland Gas	$5.6 B	27 ×
ConocoPhillips Joint Venture with Origin Energy	$8.0 B	14 ×

Pure Energy Ltd. Vs Sentry Petroleum Ltd.

Peer Comparison – Anatomy of a Billion dollar Buy-Out

Sentry Petroleum bares an uncanny similarity to Pure Energy, a junior coal seam gas exploration company in Queensland, Australia. Pure Energy, with concessions near to and similar in size to Sentry Petroleum’s leases, was bought out by BG Group (British Gas) for $1 Billion. From modest beginnings Pure Energy rapidly grew from a $40 Million company into a $ Billion return for shareholders and in fewer than 10 months from commencement of its appraisal drilling campaign. The following “Timeline to success” illustrates our potential and the speed that company values can increase.

Event 1

PURE ENERGY receives approval from the Australian stock exchange,shares listed for trading.

SENTRY PETROLEUM receives approval from U.S. Securities and Exchange Commission, shares listed for trading.

Event 2

PURE ENERGY acquires 93% interest in 4 permits in Queensland, Australia (4.8 million acres)

SENTRY PETROLEUM  acquires 93% interest in 4 permits in Queensland, Australia (6.9 million acres)

Event 3

PURE ENERGY commences geological, geophysical and engineering program. Market cap $40 million

SENTRY PETROLEUM  announces coal lease award by Department of Mines and Energy - Market cap $30 million

Event 4

PURE ENERGY completes geological engineering study and commences drilling appraisal program, potential of its CSG assets highlighted. Market cap $75 million

SENTRY PETROLEUM  commences geological engineering program autumn 2010 – potential of its CSG assets highlighted - market cap $56 million

Event 5

PURE ENERGY completes first 4 wells in appraisal drill program. Market cap leaps to $190 million, a 375% gain in 40 days

(SENTRY PETROLEUM  TBD)

Event 6

PURE ENERGY receives initial 3P reserve certification from independent reserve certifier MHA Petroleum Consultants. Market cap jumps to $220 million

(SENTRY PETROLEUM  TBD)

Event 7

PURE ENERGY bought out by BG Group (British Gas) for $1Billion in takeover battle with Arrow Energy – All cash offer, market cap jumps 360% in 65 trading days to $1 Billion.

(SENTRY PETROLEUM  TBD)

Map pull quote:

Twenty-Four months ago, the world’s largest energy companies started moving in, staking claim to millions of acres in leases around Sentry’s permits. With over 50 identified oil, gas and CSG leads we believe we are perfectly positioned for exploration success.

Land, Prospects and Leads

Sentry Petroleum controls a 93% interest in 6.9 million acres (approx 11,000 sq. miles) of highly prospective oil, gas and coal leases surrounded by many of the largest energy companies in the world. This land bank is one of the most significant diversified exploration and appraisal portfolios in Austral-Asia and encompasses both conventional and unconventional hydrocarbon prospects.

According to the Department of Mines and Energy, in Queensland to date over 2.5 trillion cubic feet of conventional gas and 165 million barrels of oil production have been discovered. In the highly coveted unconventional coal seam gas (CSG) arena the reserves are even higher, exceeding 50 trillion cubic feet of gas or 9 billion barrels of oil equivalent.

Australia has a rapidly developing CSG industry and is the world’s largest coal exporter. CSG is a clean and green hydrocarbon energy source and a critical component in China’s booming energy consumption. In just the past 12 months, major energy companies, led by Chinese supra-nationals, have spent over $200 Billion acquiring junior gas exploration companies and CSG assets on permits near or adjacent to our permits.

Of significance for our shareholders is EPC 1758, a much sought after coal seam gas and coal lease recently awarded to Sentry by the Department of Mines and Energy. Initial geological studies indicate the potential for coal and CSG in our northern permits (ATP 862 and 864). We have just completed an extensive pre-appraisal exploration program, including 8,000 line kilometers of seismic, 20 conventional well logs and 80 deep water bores analyzed. We have identified four drill-ready conventional oil and gas targets in our two southern concessions and over 50 leads. (See reverse for details on our leads and prospects.)

Sentry has secured all conventional oil and gas rights and importantly, all coal and coal seam gas rights. We will commence an engineering study immediately on EPC 1758 with a proposed appraisal-drilling program planned for later this year. We have numerous opportunities to discover hydrocarbons in a region with a 40% success rate.

Sentry Petroleum’s Hydrocarbon Prospects and Leads

Sentry Petroleum controls and operates a large diversified portfolio of drill-ready oil prospects and coal seam gas leads. According to the Dept. Mines and Energy over 40% of all wells drilled in our region result in exploration success, giving us what we believe are dozens of opportunities for discovery. In an area marked by billion dollar buy-outs, we believe we are perfectly positioned and poised for success.

Sentry Petroleum

Phone 1-866-680-7649

999 18th Street, Suite 3000, Denver, CO 80202

www.SentryPetroleum.com  invest@sentrypetroleum.com

These materials include certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements herein addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Sentry cautions that the results achieved by other companies operating in the region do not in any way indicate the presence of a commercially viable mineral deposit or oil and gas reserves on any of Sentry’s property interests. A significant amount of further exploration is required in order to be able to make a reserve estimate should Sentry succeed in establishing that a commercially viable mineral deposit or oil and gas reserves exists on any of its property interests. Please see our public filings at www.sec.gov and www.sedar.com for further information.